Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”), between Rent-A-Center, Inc., a Delaware corporation (the “Corporation”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”) is made effective as of February 27, 2018 (the “Effective Date”).

RECITALS

WHEREAS, the Corporation and the Rights Agent are parties to that certain Rights Agreement, dated as of March 28, 2017 (the “Rights Agreement”);

WHEREAS, the Board of Directors of the Corporation has determined to amend the Rights Agreement and, in furtherance thereof, the Corporation desires to enter into this Amendment pursuant to which the Rights Agreement will be amended to accelerate the Final Expiration Date, effectively terminating the Rights Agreement; and

WHEREAS, in accordance with Section 27 of the Rights Agreement, at any time prior to the Distribution Date, the Corporation may, in its sole and absolute discretion, and the Rights Agent shall if the Corporation so directs, supplement or amend any provision of the Rights Agreement, in any respect without the consent or approval of any holders of Rights or Common Stock.

AMENDMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Amendment of Rights Agreement. Clause (i) of Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(i) the close of business on February 27, 2018 (the “Final Expiration Date”),”

2.    Amendment of Exhibits. The exhibits to the Rights Agreement shall be deemed to be restated to reflect this Amendment, including all conforming changes.

3.    Effect of Amendment. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

4.    Governing Law. This Amendment, shall be governed by and construed in accordance with the laws of the State of Delaware, in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

5.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

6.    Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Rights Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

RENT-A-CENTER, INC.

By:	/s/ Dawn M. Wolverton
Name:	Dawn M. Wolverton
Title:	Vice President – Assistant General Counsel and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli
Name:	Michael A. Nespoli
Title:	Executive Director